Exhibit (a)(1)(i)
OFFERS TO PURCHASE
BY
NATIONAL HEALTHCARE PROPERTIES, INC.
7.375% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK
AND
7.125% SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK
FOR A MAXIMUM AGGREGATE PURCHASE PRICE IN CASH
OF UP TO $100 MILLION
THE OFFERS, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 16, 2026, OR ANY OTHER DATE AND TIME TO WHICH THE COMPANY EXTENDS THE OFFERS (SUCH DATE AND TIME WITH RESPECT TO EITHER OFFER, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”), UNLESS EARLIER TERMINATED.
National Healthcare Properties, Inc., a Maryland corporation (the “Company,” “NHP,” “we,” “us” or “our”), is making concurrent but separate offers to purchase up to a maximum aggregate purchase price in cash of $100 million (the “Maximum Aggregate Purchase Amount”) of (i) our 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series A Shares”), for a purchase price of $22.50 per share (the “Series A Share Price”) in cash (the “Series A Offer”), and (ii) our 7.125% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series B Shares,” and together with the Series A Shares, the “Shares”), for a purchase price of $22.50 per share (the “Series B Share Price”, and together with the Series A Share Price, the “Purchase Prices”) in cash (the “Series B Offer”), each less any applicable withholding taxes and without interest, upon the terms and subject to the conditions (including the purchase priority assigned to Series A Shares, any “odd lot” (holders of fewer than 100 Series A Shares or Series B Shares) priority, proration of the Series B Shares and other conditions of the Offers) described in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer on Schedule TO (the Series A Offer and Series B Offer together, as they may be amended or supplemented, the “Offers” and each, an “Offer”).
We will purchase up to the Maximum Aggregate Purchase Amount of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. Our acceptance of any Shares validly tendered will be subject to the purchase priority and any “odd lot” (holders of fewer than 100 Series A Shares or Series B Shares) priority. The Series A Offer has been assigned a higher purchase priority than the Series B Offer. Accordingly, all Series A Shares validly tendered in the Series A Offer and not properly withdrawn will be accepted for purchase before any validly tendered Series B Shares in the Series B Offer are accepted. Within each Offer, we will first purchase Series A Shares or Series B Shares from holders of fewer than 100 of such Shares who validly tender all of their respective Shares, complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, and do not properly withdraw their respective Shares prior to the Expiration Date. If the aggregate purchase price for Shares that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Aggregate Purchase Amount, we will accept for purchase that number of Series B Shares validly tendered and not withdrawn, having an aggregate purchase price which, when added to the aggregate purchase price of Series A Shares validly tendered, not properly withdrawn and accepted for purchase, does not cause the aggregate purchase price of the Shares validly tendered, not withdrawn and accepted for purchase to exceed the Maximum Aggregate Purchase Amount. In that event, Series B Shares that will be accepted for purchase will be subject to proration (after taking into account the priority given to holders of “odd lots” (holders of fewer than 100 Series B Shares)), as further described in this Offer to Purchase. For additional information with respect to purchase priority, “odd lots” priority, and proration, see Section 1 under “The Offers.”
Any Shares not purchased in the Offers will be returned to the tendering stockholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the purchase prices of the Shares and to increase or decrease the value of Shares sought in the Offers, subject to applicable law. If we increase or decrease the Purchase Price for either Offer or the Maximum Aggregate Purchase Amount that we may purchase in the Offers, then the Offers or the affected Offer, as applicable, must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 13 under “The Offers.” In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we may purchase up to an additional 2% of the outstanding Series A Shares or Series B Shares without extending the applicable Offer. In such case, we may purchase additional Series A Shares only or Series B Shares only, or may purchase both additional Series A Shares and Series B Shares accepted for payment. See Section 1 under “The Offers.”

THE OFFERS ARE NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFERS ARE, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6 UNDER “THE OFFERS.”
The Series A Shares and Series B Shares are listed and traded on The Nasdaq Global Market (“Nasdaq”) under the symbols “NHPAP” and “NHPBP,” respectively. On May 15, 2026, the last full trading day prior to the commencement of the Offers, the last reported sale price of the Series A Shares was $21.65 per Series A Share and the last reported sale price of the Series B Shares was $20.70 per Series B Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 7 under “The Offers.”
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFERS. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE COMPANY’S OFFICERS, GEORGESON LLC, THE INFORMATION AGENT FOR THE OFFERS (THE “INFORMATION AGENT”), OR COMPUTERSHARE, THE DEPOSITARY FOR THE OFFERS (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE COMPANY’S OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFERS. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFERS, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFERS. SEE SECTION 2 UNDER “THE OFFERS.”
IF YOUR TENDERED SHARES ARE ACCEPTED AND YOU ARE A U.S. STOCKHOLDER (AS DEFINED IN SECTION 12 UNDER “THE OFFERS”), THE RECEIPT OF CASH FOR YOUR TENDERED SHARES WILL BE A TAXABLE TRANSACTION FOR U.S. FEDERAL INCOME TAX PURPOSES AND GENERALLY WILL BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES EITHER AS A (A) SALE OR EXCHANGE GENERALLY ELIGIBLE FOR CAPITAL GAIN OR LOSS TREATMENT OR (B) DISTRIBUTION IN RESPECT OF STOCK FROM THE COMPANY TAXABLE AS ORDINARY INCOME TO THE EXTENT IT IS OUT OF THE COMPANY’S CURRENT OR ACCUMULATED EARNINGS AND PROFITS (AND NOT DESIGNATED BY US AS A CAPITAL GAIN DIVIDEND OR AS QUALIFIED DIVIDEND INCOME).
IF YOU ARE A NON-U.S. STOCKHOLDER (AS DEFINED IN SECTION 12 UNDER “THE OFFERS”), THE PAYMENT OF CASH FOR YOUR TENDERED SHARES MAY BE SUBJECT TO WITHHOLDING. SEE SECTION 12 UNDER “THE OFFERS.” WE URGE YOU TO CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFERS.
THE OFFERS HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFERS OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.
If you have questions or need assistance, you should contact the Information Agent at its respective address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.
Offer to Purchase dated May 18, 2026

IMPORTANT
If you want to tender all or part of your Shares, you must do one of the following before the Expiration Date:
•
if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offers. Accordingly, beneficial owners wishing to participate in one or both Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offers;

•
if you hold certificates registered in your own name or your shares are held in your name in book entry form, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares (if any) and any other documents required by the Letter of Transmittal, to the Depositary for the Offers; or

•
if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3 under “The Offers.”

If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3 under “The Offers.”
We are not making the Offers to, and will not accept any tendered Shares from, stockholders in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, in our discretion, take any actions necessary for us to make the Offers to stockholders in any such jurisdiction.
You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.
WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFERS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFERS. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERS OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE COMPANY’S OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY.
THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offers to the same extent described elsewhere in this Offer to Purchase. To understand the Offers fully and for a more complete description of the terms of the Offers, we urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offers. We have included references to the sections of this Offer to Purchase under the heading “The Offers” where you will find a more complete description of the topics in this summary.
Who is offering to purchase my Shares?
The issuer of the Shares, National Healthcare Properties, Inc., a Maryland corporation, is offering to purchase the Shares. See Section 1 under “The Offers.”
What is NHP offering to purchase?
We are offering to purchase up to a maximum aggregate purchase price of $100 million of Shares in cash. See Section 1 under “The Offers.” When considering whether to tender your Shares, you should be aware that the payment received pursuant to the Offers will be less than the liquidation preference of the Shares. Under our charter (the “Charter”), including the Articles Supplementary classifying and designating the terms of the Series A Shares and the Series B Shares (collectively, the “Articles Supplementary”), holders of the Shares may be entitled to be paid the full liquidation preference of the Shares, plus an amount equal to any accrued and unpaid dividends thereon (whether or not authorized or declared), in certain limited circumstances, such as in the event of the liquidation, dissolution or winding up of our Company.
Why is the Company making the Offers?
The purpose of the Offers is to reduce the number of outstanding Shares as a strategic tool to improve our financial flexibility and optimize our capital structure by capturing discounts on the Shares relative to their respective liquidation preferences. While the Offers are not being made under our publicly announced preferred stock repurchase program (the “SRP”), which authorizes the repurchase of up to $50 million of our Series A Shares and Series B Shares, we view the Offers as complementary to the publicly disclosed purpose of the SRP, both of which are intended as a method to opportunistically retire higher-cost capital. All of the Shares validly tendered and accepted for purchase in the Offers will be retired and canceled.
What will be the purchase price for the Shares and what will be the form of payment?
We are conducting each Offer at a fixed price per Share. We will purchase Series A Shares at the Series A Share Price of $22.50 per Series A Share and purchase Series B Shares at the Series B Share Price of $22.50 per Series B Share.
Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares at the relevant price. See Section 7 under “The Offers.”
How many Shares will we purchase in the Offers?
Upon the terms and subject to the conditions of the Offers, we will purchase Shares with an aggregate purchase price up to the Maximum Aggregate Purchase Amount, subject to the purchase priority and any “odd lot” (holders of fewer than 100 Series A Shares or Series B Shares) priority, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. Because of the priority given to the purchase of Series A Shares and any “odd lot” (holders of fewer than 100 Series A Shares or Series B Shares), the exact number of Series A Shares and Series B Shares that will be purchased will not be known until after expiration of the Offers.
As of May 18, 2026, we had 3,845,515 issued and outstanding Series A Shares and 3,416,656 issued and outstanding Series B Shares. There are no Series A Shares or Series B Shares issuable pursuant to outstanding equity compensation or other arrangements.
We expressly reserve the right to purchase additional Shares in the Offers, subject to applicable law. See Section 1 under “The Offers.” The Offers are not conditioned on the receipt of financing or any minimum number of Shares being tendered but is subject to certain other conditions. See Section 6 under “The Offers.” In accordance with the rules of the

SEC, we may purchase up to an additional 2% of the outstanding Series A Shares or Series B Shares without extending the applicable Offer. In such case, we may purchase additional Series A Shares only or Series B Shares only, or may purchase both additional Series A Shares and Series B Shares accepted for payment.
How were the Series A Share Price and the Series B Share Price Determined?
On May 12, 2026, our Board of Directors authorized the Offers for up to an aggregate purchase price of $100 million, and a pricing committee consisting of our Chief Executive Officer and Chief Financial Officer established by our Board of Directors set the purchase prices of the Offers, pursuant to its delegated authority, at $22.50 per Series A Share and $22.50 per Series B Share.
To determine the Series A Share Price and Series B Share Price, the pricing committee consulted with management and reviewed the terms and outcomes of other fixed-price tender offers conducted by our peers in the industry and other third parties. The pricing committee looked at the current Nasdaq market prices and trends in pricing of both the Series A Shares and Series B Shares over the past few weeks.
We believe the Series A Share Price and Series B Share Price are prices at which our stockholders might sell their Shares pursuant to the Offers and at which we can make purchases that will constitute a prudent use of our financial resources, allowing us to repurchase Shares at a price that benefits us and our continuing stockholders, while providing stockholders who decide to tender their Shares in the Offers an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales.
None of our Company, the members of our Board of Directors, our officers, the Depositary or the Information Agent makes any representation regarding the fair value of the Shares. The actual value and trading price of our Shares on Nasdaq may be lower or higher than the prices at which we are offering to purchase Shares.
Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should consult your own financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal.
How will we pay for the Shares purchased in the Offers?
The maximum aggregate purchase price paid for Shares purchased in the Offers will be $100 million. We intend to pay for the Shares and all fees and expenses applicable to the Offers with available cash (which excludes restricted cash), which includes net proceeds from the public offering of our Class A common stock, which closed on April 23, 2026 (the “Class A Common Stock Public Offering”). As of March 31, 2026, we had $52.8 million of cash and cash equivalents, which does not include net proceeds received from the Class A Common Stock Public Offering. See Section 1 under “The Offers.”
How long do I have to tender my Shares?
You may tender your Shares until the Offers expire. The Offers will each expire at 5:00 p.m., New York City time, on June 16, 2026, unless we extend or earlier terminate either or both of the Offers. See Section 1 and Section 13 under “The Offers.”
Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offers. Accordingly, beneficial owners wishing to participate in the Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offers. See Section 3 under “The Offers.”
Can the Offers be extended, amended or terminated, and if so, under what circumstances?
Subject to applicable law, we may extend either or both of the Offers, at any time or from time to time, for any reason, in our sole discretion. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of either or both of the Offers in any respect prior to the Expiration Date. If either Offer is terminated, no Shares will be accepted for purchase with respect to the terminated Offer and any Shares that have been tendered in such Offer will be returned to the holders promptly after the termination. See Section 6 and Section 13 under “The Offers.”

How will I be notified if you extend the Offers or amend the terms of the Offers?
If we are required by applicable law to make an announcement relating to an extension of the Expiration Date for either of the Offers, an amendment or termination of either of the Offers, acceptance of the Shares for purchase, or otherwise, we will do so as promptly as practicable and, in the case of any extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. See Section 13 under “The Offers.” If we extend either of the Offers, you may withdraw your Shares that have been tendered in such Offer until the Expiration Date, as extended, for such Offer.
Are there any conditions to the Offers?
Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including, among others:
•
no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•
no commencement or escalation of a war or armed hostilities directly involving the United States, which, in our reasonable judgment, is materially adverse to us or makes it inadvisable for us to proceed with the Offers;

•
no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

•	in the case of any of the foregoing existing at the time of the commencement of the Offers, no material acceleration or worsening thereof shall have occurred; and
•
with respect to each Offer, the consummation of such Offer, and the purchase of the Shares pursuant to such Offer, would be reasonably likely to cause such Shares to be subject to delisting from Nasdaq or to be eligible for deregistration under the Exchange Act.

For a more detailed discussion of these and other conditions to the Offers, please see Section 6 under “The Offers.”
How do I tender my Shares?
If you want to tender all or part of your Shares in an Offer, you must do one of the following before 5:00 p.m., New York City time, on the Expiration Date for such Offer:
•
If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offers. Accordingly, beneficial owners wishing to participate in either or both of the Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such beneficial owner must take action in order to participate in the applicable Offer.

•
If you hold certificates registered in your own name or your Shares are held in book-entry form, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase.

•	If you are an institution participating in the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3 under “The Offers.”
If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3 under “The Offers.”
We are not making the Offers to, and will not accept any tendered Shares from, stockholders in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of

Rule 13e-4(f)(8) promulgated under the Exchange Act. However, we may, at our discretion, take any actions necessary for us to make the Offers to stockholders in any such jurisdiction.
You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 under “The Offers” and the Instructions to the Letter of Transmittal.
May I tender only a portion of the Shares that I hold?
Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offers. If you own both Series A Shares and Series B Shares you may choose to tender both Series A Shares and Series B Shares or only Series A Shares or only Series B Shares.
In addition, if proration of any of the Series B Shares (after taking into account the priority given to holders of “odd lots” (holders of fewer than 100 Series B Shares)) is required, due to our inability to accept for purchase all Series B Shares validly tendered and not properly withdrawn prior to the Expiration Date, without exceeding the Maximum Aggregate Purchase Amount, we will determine the final proration factor as soon as practicable after the Expiration Date. The proration factor for the Series B Shares will be calculated by dividing the Maximum Aggregate Purchase Amount available for purchase of the Series B Shares, after accounting for the aggregate purchase price of the Series A Shares and any “odd lots” Shares (including both Series A Shares and Series B Shares) validly tendered, not properly withdrawn and accepted for purchase, by the aggregate purchase price for the Series B Shares validly tendered and not properly withdrawn (excluding the aggregate purchase price for any “odd lots” (fewer than 100 Series B Shares)). Each non-“odd lot” holder’s tender will be multiplied by the applicable proration factor. The calculation of the proration factor for Series B Shares is subject to adjustment to avoid the purchase of fractional Series B Shares.
Once I have tendered Shares in the Offers, may I withdraw my tendered Shares?
Yes. You may withdraw any Shares you have tendered at any time before 5:00 p.m., New York City time, on June 16, 2026, or any later Expiration Date, if either or both of the Offers are extended. If you have tendered both Series A Shares and Series B Shares you may withdraw Shares of one series without withdrawing Shares from the other series. If after 5:00 p.m., New York City time, on July 16, 2026, the date that is 40 business days after the commencement of the Offers, we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time thereafter. See Section 4 under “The Offers.”
How do I withdraw Shares I previously tendered?
To properly withdraw Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3 under “The Offers.”
In what order will you purchase the tendered Shares?
Our acceptance of any Shares validly tendered will be subject to the purchase priority and any “odd lot” (holders of fewer than 100 Series A Shares or Series B Shares) priority. The Series A Offer has been assigned a higher purchase priority than the Series B Offer. Accordingly, all Series A Shares validly tendered in the Series A Offer and not properly withdrawn will be accepted for purchase before any validly tendered Series B Shares in the Series B Offer are accepted. Within each Offer, we will first purchase Series A Shares or Series B Shares from holders of fewer than 100 of such Shares who validly tender all of their respective Shares, complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, and do not properly withdraw their respective Shares prior to the Expiration Date. If the aggregate purchase price for Shares that are validly tendered, not properly withdrawn and accepted for purchase as of the Expiration Date exceeds the Maximum Aggregate Purchase Amount, we will accept for purchase that number of Series B Shares validly tendered and not withdrawn, having an aggregate purchase price which, when added to the aggregate purchase price of Series A Shares validly tendered, not withdrawn and accepted for purchase, does not cause the aggregate purchase price of the Shares validly tendered, not withdrawn and accepted for purchase to exceed the Maximum Aggregate Purchase Amount. In that event, Series B Shares that will be accepted for purchase will be subject to proration (after taking into account the priority given to holders of “odd lots” (holders of fewer than 100 Series B Shares)), as further described in this Offer to Purchase.

We may not purchase all of the Shares that you tender. At the time you tender your Shares, you will not know the extent of participation by other holders of Shares in the Offers or whether acceptance of all validly tendered and not properly withdrawn Series B Shares would result in the aggregate purchase price exceeding the Maximum Aggregate Purchase Amount. As a result, you will not know whether we will be able to accept for purchase in full your validly tendered and not properly withdrawn Shares at the time you tender those Shares. See Section 1 under “The Offers.”
If I own fewer than 100 Series A Shares or Series B Shares and I tender all of my Shares, will I be subject to proration?
If you own, beneficially or of record, fewer than an aggregate of 100 Series A Shares or Series B Shares, and you validly tender all of such Shares prior to the Expiration Date (and do not properly withdraw such Shares) in the respective Offer, you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the respective Offer are satisfied or waived, we will purchase all of your Series A Shares or Series B Shares, without subjecting them to proration. See Section 1 under “The Offers.”
Is the Company making any recommendation about the Offers?
None of us, our Board of Directors, our officers, the Information Agent or the Depositary, or any of our or their respective affiliates, is making any recommendation as to whether you should tender your Shares pursuant to this Offer to Purchase. Holders should determine whether to tender their Shares pursuant to this Offer to Purchase based upon, among other things, their own assessment of the current market value of the Shares, liquidity needs and investment objectives.
We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offers, before taking any action with respect to the Offers. See Section 2 under “The Offers.” You should discuss whether to tender your Shares with your broker or other financial or tax advisors.
Do the Company’s directors or executive officers intend to tender their Shares in the Offers?
None of our Company, any of our majority owned subsidiaries or associates, and any of our executive officers or directors have any beneficial interest in any outstanding Shares. To our knowledge, we do not expect to acquire any Shares from any of our executive officers, directors or affiliates pursuant to the Offers.
If I decide not to tender, how will the Offers affect my Shares?
Your rights and our obligations under the Shares that remain outstanding after the consummation of the Offers will not change as a result of the Offers. Although Shares not purchased in the Offers will remain outstanding following consummation of the Offers, our purchase of Shares may result in a smaller trading market for the remaining outstanding Series A Shares and/or Series B Shares, which may cause the market for such Shares to be less liquid and more sporadic, and market prices for such Shares may fluctuate significantly depending on the volume of trading of the Shares. See Section 2 under “The Offers.”
Following the Offers, will you continue as a public company?
Yes. Based upon published guidelines of Nasdaq and the conditions set forth in this Offer to Purchase, we do not believe that our purchase of Series A Shares or Series B Shares under the Offers will cause our remaining outstanding Series A Shares or Series B Shares to be delisted from the Nasdaq; except in the event that all of the Series A Shares are properly tendered, accepted for purchase and not properly withdrawn. We also believe that our purchase of Series A Shares or Series B Shares under the Offers will not result in the Series A Shares or Series B Shares becoming eligible for deregistration under the Exchange Act. In addition, shares of our Class A common stock, which are not subject to the Offer, currently trade on Nasdaq. We will, therefore, continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2 under the “The Offers.”
When and how will you pay me for the Shares I tender?
We will pay the Series A Price or Series B Price, as applicable, to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offers, including preliminary information about any expected proration with respect to the Series B Shares (after taking into account the priority given to holders of “odd lots” (holders of fewer than 100 Series B Shares)), on the business day following the Expiration Date. We expect to announce the final results of any proration and begin paying for tendered Shares promptly after the Expiration Date (such date, the “Settlement Date”). We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5 under “The Offers.”
What is the recent market price of my Shares?
On May 15, 2026, the last full trading day before the commencement of the Offers, the last reported sale price of the Series A Shares on Nasdaq was $21.65 per share and for the Series B Shares on Nasdaq was $20.70 per share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 7 under “The Offers.”
Will I have to pay brokerage commissions if I tender my Shares?
If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3 under “The Offers.”
Will I have to pay stock transfer tax if I tender my Shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. If you give special payment or special delivery instructions to the Depositary in connection with your tender of Shares, then stock transfer taxes may apply. See Section 5 under “The Offers.”
Do holders have any rights to require the Company to repurchase the Shares?
Under our Charter, holders of the Shares may be entitled to be paid the full liquidation preference of the Shares, plus an amount equal to any accrued and unpaid dividends thereon (whether or not authorized or declared), in certain limited circumstances, such as in the event of the liquidation, dissolution or winding up of our Company.
Under our Charter, in the event that the Series A Shares or Series B shares are no longer listed on Nasdaq but are outstanding, we may redeem such Series A Shares or Series B Shares at our option, in whole or in part, at any time and from time to time for a cash price of $25.00 per share, plus an amount equal to accrued and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date. Additionally, we may redeem the Series A Shares or Series B Shares at our option, in whole or in part, at any time with respect to the Series A Shares and on and after October 6, 2026 with respect to the Series B Shares, and from time to time for a cash price of $25.00 per share, plus an amount equal to accrued and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date. If we redeem fewer than all outstanding Series A Shares or Series B Shares, we will select the shares pro rata or by lot, redeeming additional shares from any holder if a selection by lot would cause them to violate our Charter’s ownership limits.
What are the U.S. federal income tax consequences if I tender my Shares?
The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange generally eligible for capital gain or loss treatment or (2) a distribution in respect of stock from us taxable as ordinary income to the extent it is paid out of our current and accumulated earnings and profits and not designated by us as a capital gain dividend or as qualified dividend income. If you are a “United States person” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), you should complete the U.S. Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal. Any tendering stockholder or other payee who is a United States person (or who fails to establish a status as other than that of a United States person) and who fails to timely complete, sign and return to the Depositary the IRS Form W-9 included in the Letter of Transmittal (or substitute Form W-9, as applicable) may be subject to U.S. backup withholding. If you are not a United States person, you should complete, sign and return to the Depositary the appropriate IRS Form W-8, which may be obtained from the IRS website at www.irs.gov. Any tendering stockholders or other payees that are not United States persons and that fail to timely complete, sign and return the appropriate IRS Form W-8 to the Depositary may be unable to claim any available reduction or exemption from U.S. federal withholding (including backup withholding, income tax withholding and Foreign Account Tax Compliance Act withholding). See Section 3 under “The Offers.” Tendering stockholders or other payees who are not United States persons are urged to consult their tax advisors regarding the applicability of U.S. federal withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure, upon the cash received in exchange for Shares. We recommend that you review Section 12 under “The Offers” and consult with your tax advisor with respect to your particular situation.
Who should I contact with questions about the Offers?
The Information Agent can help answer your questions. The Information Agent is Georgeson LLC. Its contact information is set forth below.

51 West 52nd St, 6th Floor
New York, NY 10019

Stockholders, Banks and Brokers
Call Toll Free: (866) 831-9374

FORWARD-LOOKING STATEMENTS
This Offer to Purchase, the documents incorporated by reference herein, and other documents we file with the SEC contain forward-looking statements that are subject to risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “estimates”, “projects”, “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import, or the negative thereof. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.
Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this Offer to Purchase. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.
Factors that could cause actual results, performance or achievements to differ materially from any forward-looking statements made in this Offer to Purchase include, but are not limited to:
•	our ability to complete the Offers;
•	the prices and times at which we may make any additional Share repurchases following completion of the Offers, and the number of Shares acquired in such repurchases;
•	changes in economic cycles generally and in the real estate and healthcare markets specifically;
•	the success of our growth strategy, including our ability to successfully identify, complete and integrate new acquisitions;
•	our ability to complete acquisitions or dispositions on the terms and timing we expect, or at all;
•	changes to inflation and interest rates;
•	use of proceeds from our recently closed Class A Common Stock Public Offering (as defined herein);
•	competition in the real estate and healthcare markets;
•	our ability to retain certain key personnel;
•	legislative and regulatory changes in the healthcare and real estate industries;
•	reductions or changes in reimbursement from third-party payors, including Medicare and Medicaid;
•	discovery of previously undetected environmentally hazardous conditions;
•	our ability to pay down, refinance, restructure or extend our indebtedness as it becomes due;
•	system failures, cyber incidents or deficiencies in our cybersecurity systems;
•	the availability of capital on favorable terms, or at all;
•	our ability to remain qualified as a real estate investment trust, as defined under the Code (“REIT”);
•
the ability of National Healthcare Properties Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), to remain qualified as a partnership or a disregarded entity for U.S. federal income tax purposes; and

•	other risks and uncertainties detailed under the section entitled “Risk Factors” and included in the documents incorporated by reference herein.
Forward-looking statements in this Offer to Purchase should be read in light of these factors. Except for ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All of the above factors are difficult to predict, contain uncertainties that may materially affect our actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all such factors or to assess the effects of each factor on our business. Accordingly, there can be no assurance that our current expectations will be realized.

INTRODUCTION
To the holders of our 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock and the holders of our 7.125% Series B Cumulative Redeemable Perpetual Preferred Stock:
We invite our stockholders to tender for purchase by us up to a maximum aggregate purchase price in cash of $100 million (the “Maximum Aggregate Purchase Amount”) of (i) our 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series A Shares”), for a purchase price of $22.50 per share (the “Series A Share Price”) in cash (the “Series A Offer”), and (ii) our 7.125% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series B Shares,” and together with the Series A Shares, the “Shares”), for a purchase price of $22.50 per share (the “Series B Share Price”, and together with the Series A Share Price, the “Purchase Prices”) in cash (the “Series B Offer”), each less any applicable withholding taxes and without interest, upon the terms and subject to the conditions (including the purchase priority assigned to Series A Shares, any “odd lot” (holders of fewer than 100 Series A Shares or Series B Shares) priority, proration of the Series B Shares and other conditions of the Offers) described in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer on Schedule TO (the Series A Offer and Series B Offer together, as they may be amended or supplemented, the “Offers” and each, an “Offer”).
We will purchase up to the Maximum Aggregate Purchase Amount of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. Our acceptance of any Shares validly tendered and not properly withdrawn will be subject to the purchase priority and any “odd lot” (holders of fewer than 100 Series A Shares or Series B Shares) priority. The Series A Offer has been assigned a higher purchase priority than the Series B Offer. Accordingly, all Series A Shares validly tendered in the Series A Offer and not properly withdrawn will be accepted for purchase before any validly tendered Series B Shares in the Series B Offer are accepted. Within each Offer, we will first purchase Series A Shares or Series B Shares from holders of fewer than 100 of such Shares who validly tender all of their respective Shares, complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, and do not properly withdraw their respective Shares prior to the Expiration Date. If the aggregate purchase price for Shares that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Aggregate Purchase Amount, we will accept for purchase that number of Series B Shares validly tendered and not withdrawn, having an aggregate purchase price which, when added to the aggregate purchase price of Series A Shares validly tendered, not properly withdrawn and accepted for purchase, does not cause the aggregate purchase price of the Shares validly tendered, not properly withdrawn and accepted for purchase to exceed the Maximum Aggregate Purchase Amount. In that event, Series B Shares that will be accepted for purchase will be subject to proration (after taking into account the priority given to holders of “odd lots” (holders of fewer than 100 Series B Shares)), as further described in this Offer to Purchase. For additional information with respect to purchase priority, “odd lots” priority, and proration, see Section 1 under “The Offers.”
Any Shares not purchased in the Offers will be returned to the tendering stockholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the purchase price of the Shares and to increase or decrease the value of Shares sought in the Offers, subject to applicable law. If we increase or decrease the Purchase Price for either Offer or the Maximum Aggregate Purchase Amount that we may purchase in the Offers, then the Offers or the affected Offer, as applicable, must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 13 under “The Offers.” In accordance with the rules of the SEC, we may purchase up to an additional 2% of the outstanding Series A Shares or Series B Shares without extending the applicable Offer. In such case, we may purchase additional Series A Shares only or Series B Shares only, or may purchase both additional Series A Shares and Series B Shares accepted for payment. See Section 1 under “The Offers.”
THE OFFERS ARE NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFERS ARE, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6 UNDER “THE OFFERS.”
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFERS. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE COMPANY’S OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE COMPANY’S OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY

RECOMMENDATION WITH RESPECT TO THE OFFERS. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFERS.
We will pay reasonable out-of-pocket fees and expenses incurred by the Information Agent and the Depositary in connection with the Offers. See Section 14 under “The Offers.”
As of May 18, 2026 we had 3,845,515 issued and outstanding Series A Shares and 3,416,656 issued and outstanding Series B Shares.
The Series A Shares are listed and traded on Nasdaq under the symbol “NHPAP.” The Series B Shares are listed and traded on Nasdaq under the symbol “NHPBP.” On May 15, 2026, the last full trading day prior to the commencement of the Offers, the last reported sale price of the Series A Shares was $21.65 per share and for Series B Shares was $20.70 per share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 7 under “The Offers.”
Any tendering stockholder or other payee who is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and who fails to timely complete, sign and return the IRS Form W-9 included with the Letter of Transmittal (or substitute Form W-9, as applicable) to the Depositary may be subject to U.S. federal backup withholding on the gross proceeds paid pursuant to the Offers. Any tendering stockholder or other payee that is not a United States person and who fails to timely complete, sign and return the appropriate IRS Form W-8, which may be obtained from the IRS website at www.irs.gov, to the Depositary may be unable to claim any available reduction or exemption from U.S. federal withholding (including backup withholding, income tax withholding and Foreign Account Tax Compliance Act withholding). See Section 3 under “The Offers.” Also, see Section 12 under “The Offers,” regarding certain material U.S. federal income tax consequences relating to the Offers.
Our principal executive offices are located at 540 Madison Ave., 27th Floor, New York, NY 10022, and our phone number is (332) 258-8770.

THE OFFERS
1.	Number of Shares; Priority; Odd Lots; Proration.
Upon the terms and subject to the conditions of the Offers (including the purchase priority assigned to Series A Shares, any “odd lot” (holders of fewer than 100 Series A Shares or Series B Shares) priority, proration of the Series B Shares and other conditions of the Offers), we will purchase up to the Maximum Aggregate Purchase Amount of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn in accordance with Section 4 under “The Offers” before the Expiration Date at a price of $22.50 per Series A Share and $22.50 per Series B Share, to the seller in cash, less any applicable withholding taxes and without interest (the purchase price is referred to as the “Purchase Price”). The Series A Offer has been assigned a higher purchase priority than the Series B Offer. Accordingly, all Series A Shares validly tendered in the Series A Offer and not properly withdrawn will be accepted for purchase before any validly tendered Series B Shares in the Series B Offer are accepted. Within each Offer, we will first purchase Series A Shares or Series B Shares from holders of fewer than 100 of such Shares who validly tender all of their respective Shares, complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, and do not properly withdraw their respective Shares prior to the Expiration Date. If the aggregate purchase price for Shares that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Aggregate Purchase Amount, we will accept for purchase that number of Series B Shares validly tendered and not withdrawn, having an aggregate purchase price which, when added to the aggregate purchase price of Series A Shares validly tendered, not properly withdrawn and accepted for purchase, does not cause the aggregate purchase price of the Shares validly tendered, not withdrawn and accepted for purchase to exceed the Maximum Aggregate Purchase Amount. In that event, Series B Shares that will be accepted for purchase will be subject to proration (after taking into account the priority given to holders of “odd lots” (holders of fewer than 100 Series B Shares)), as further described under “Proration” below in this Offer to Purchase.
The term “Expiration Date” for either Offer means 5:00 p.m., New York City time, on June 16, 2026, unless and until we, in our sole discretion, shall have extended the period of time during which either Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which such Offer, as so extended by us, shall expire. See Section 13 under “The Offers” for a description of our right to extend, delay, terminate or amend the Offers.
If you elect to participate in either of the Offers, you may tender a portion of or all of the Shares you hold, although we may not be able to accept for purchase all such Shares you tender. At the time you tender your Shares, you will not know the extent of participation by other holders of Shares in the Offers or whether acceptance of all validly tendered and not properly withdrawn Series B Shares would result in the aggregate purchase price exceeding the Maximum Aggregate Purchase Amount. As a result, you will not know whether we will be able to accept for purchase in full your validly tendered and not properly withdrawn Shares at the time you tender those Shares.
We may not purchase all of the Shares tendered if Shares representing more than the Maximum Aggregate Purchase Amount (or such greater number of Shares as we may choose to purchase without extending either Offer) are properly tendered and not properly withdrawn, because of priority of purchase of the Series A Shares, any “odd lot” (holders of fewer than 100 Series A Shares or Series B Shares) priority, proration of the Series B Shares and the conditions of the Offers. We will return all Shares tendered and not purchased pursuant to the Offers to the tendering stockholders at our expense, promptly following the Expiration Date.
We expressly reserve the right, in our sole discretion, to change the Purchase Prices and to increase or decrease the Maximum Aggregate Purchase Amount, subject to applicable law. If we increase or decrease the Purchase Price for either Offer or the Maximum Aggregate Purchase Amount that we may purchase in the Offers, then the Offers or the affected Offer, as applicable, must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 13 under “The Offers.” In accordance with the rules of the SEC, we may purchase up to an additional 2% of the outstanding Series A Shares or Series B Shares without extending the applicable Offer. In such case, we may purchase additional Series A Shares only or Series B Shares only, or may purchase both additional Series A Shares and Series B Shares accepted for payment. However, if we purchase additional Shares in excess of 2% of either the outstanding Series A Shares or the outstanding Series B Shares, we will amend and extend the applicable Offer to the extent required by applicable law. See Section 13 under “The Offers.”

In the event of an over-subscription of the Offers as described below, the Series B Shares tendered prior to the Expiration Date will be subject to proration (after taking into account the priority given to holders of “odd lots” (holders of fewer than 100 Series B Shares)) as a result of the higher purchase priority assigned to the Series A Shares. Except as described herein, the proration period and withdrawal rights also expire on the Expiration Date.
The Offers are not conditioned on the receipt of financing or any minimum number of Shares being tendered. The Offers are, however, subject to certain other conditions. See Section 6 under “The Offers.”
Priority of Purchases. All Shares validly tendered in the Offers for Series A Shares, having a higher purchase priority than the Series B Shares, will be accepted for purchase before any validly tendered Series B Shares, having a lower purchase priority, are accepted. As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased.
As we noted above, we may elect to purchase more than the Maximum Aggregate Purchase Amount of Shares in the Offers, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.
Odd Lots. The term “odd lots” means, in either Series A Offer or Series B Offer, all Series A Shares or Series B Shares tendered by any person who owned beneficially or of record a total of fewer than 100 such Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the “odd lot” preference, an “odd lot” holder must tender all Series A Shares or Series B Shares owned by such holder in accordance with the procedures described in Section 3 below. Within each Offer, “odd lots” will be accepted for payment before any proration of the purchase of other tendered Shares. Any “odd lot” holder wishing to tender all of such stockholder’s Shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.
Proration. If the aggregate purchase price for Shares that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Aggregate Purchase Amount, we will accept for purchase the maximum number of Shares validly tendered and not withdrawn having an aggregate price which does not exceed the Maximum Aggregate Purchase Amount, accepting first Series A Shares properly tendered and not properly withdrawn, then accepting Series B Shares from holders of “odd lots” (holders of fewer than 100 Series B Shares), finally accepting the Series B Shares not tendered in “odd lots”, properly tendered and not properly withdrawn, up to a number of Series B Shares having an aggregate purchase price equal to the remainder of the Maximum Aggregate Purchase Amount. Accordingly, all Series A Shares properly tendered will be accepted for purchase before any Series B Shares properly tendered will be accepted for purchase.
If, after purchasing Series A Shares validly tendered and not properly withdrawn, the aggregate purchase price of Series B Shares properly tendered and not properly withdrawn exceeds the remainder of the Maximum Aggregate Purchase Amount available to purchase Series B Shares, we will prorate the number of Series B Shares accepted for payment.
If proration of any of the Series B Shares is required, we will determine the final proration factor as soon as practicable after the Expiration Date. The proration factor for the Series B Shares will be calculated by dividing the Maximum Aggregate Purchase Amount available for purchase of the Series B Shares, after accounting for the aggregate purchase price of the Series A Shares and any “odd lots” Shares (including both Series A Shares and Series B Shares) validly tendered, not properly withdrawn and accepted for purchase, by the aggregate purchase price for the Series B Shares validly tendered and not properly withdrawn (excluding the aggregate purchase price for any “odd lots” (fewer than 100 Series B Shares)). Each non-“odd lot” holder’s tender will be multiplied by the applicable proration factor. The calculation of the proration factor for Series B Shares is subject to adjustment to avoid the purchase of fractional Series B Shares.
Because of the difficulty in determining the number of Shares properly tendered and not withdrawn and the guaranteed delivery procedure described in Section 3 under “The Offers,” we expect that we will announce the final proration factor for the Series B Shares and commence payment for any Shares purchased pursuant to the Offers promptly after the Expiration Date. The preliminary results of any proration for the Series B Shares will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information with respect to the Series B Shares from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 12 under “The Offers,” the number of Shares that we will purchase from a stockholder pursuant to the Offers may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.	Purpose of the Offers; Effects of the Offers
The purpose of the Offers is to reduce the number of outstanding Shares as a strategic tool to improve our financial flexibility and optimize our capital structure by capturing discounts on the Shares relative to their respective liquidation preferences. While the Offers are not being made under our SRP, which authorizes the repurchase of up to $50 million of our Series A Shares and Series B Shares, we view the Offers as complementary to the publicly disclosed purpose of the SRP, both of which are intended as a method to opportunistically retire higher-cost capital. All of the Shares validly tendered, not properly withdrawn and accepted for purchase in the Offers will be retired and canceled. We believe that the Offers represent an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares if they so elect. The Offers provide stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price and without incurring brokerage fees or commissions associated with open market sales.
Following the completion or termination of the Offers, we may, from time to time, continue to repurchase Shares. The amount of Shares we buy and timing of any such repurchases depends on a number of factors, including the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments, if any, and periods in which we are restricted from repurchasing Shares, as well as any decision to use cash for other strategic objectives. We may raise funds for future repurchases through issuances of our common stock, borrowing under our credit facilities and asset sales. Based on these and other factors, we may seek to accomplish our additional repurchase goals through future tender offers, private block purchases and/or market transactions, including under our SRP. There is no guarantee, however, that we will be able to do so at prices more favorable than the price of this Offers, or at all. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offers, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.
None of our Company, the members of our Board of Directors, our officers, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offers, before taking any action with respect to the Offers. You should discuss whether to tender your Shares with your broker or other financial or tax advisors.
Certain Effects of the Offers. If we complete the Offers, stockholders who do not participate in the Offers will automatically increase their relative percentage ownership interest in our Shares. These stockholders will also continue to bear the risks and rights associated with owning the Shares, as described in the Articles Supplementary. Stockholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise, at a net price that may be higher or lower than the Purchase Prices in the Offers. We can give no assurance, however, as to the prices at which a stockholder may be able to sell his or her Shares in the future.
Based upon published guidelines of Nasdaq and the conditions set forth in this Offer to Purchase, we do not believe that our purchase of Series A Shares or Series B Shares under the Offers will cause our remaining outstanding Series A Shares or Series B Shares to be delisted from the Nasdaq; except in the event that all of the Series A Shares are properly tendered, accepted for purchase and not properly withdrawn. We also believe that our purchase of Series A Shares or Series B Shares under the Offers will not result in the Series A Shares or Series B Shares becoming eligible for deregistration under the Exchange Act.
Under our Charter, in the event that the Series A Shares or Series B shares are no longer listed on Nasdaq but are outstanding, we may redeem such Series A Shares or Series B Shares at our option, in whole or in part, at any time and from time to time for a cash price of $25.00 per share, plus an amount equal to accrued and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date. Additionally, we may redeem the

Series A Shares or Series B Shares at our option, in whole or in part, at any time with respect to the Series A Shares and on and after October 6, 2026 with respect to the Series B Shares, and from time to time for a cash price of $25.00 per share, plus an amount equal to accrued and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date. If we redeem fewer than all outstanding Series A Shares or Series B Shares, we will select the shares pro rata or by lot, redeeming additional shares from any holder if a selection by lot would cause them to violate our Charter’s ownership limits.
In addition, shares of our Class A common stock, which are not subject to the Offers, currently trade on Nasdaq and we will, therefore, continue to be subject to the periodic reporting requirements of the Exchange Act.
If the total number of outstanding Shares is reduced as a result of the Offers, the trading market for the remaining outstanding Series A Shares and/or Series B Shares as compared to periods prior to the Offers may be less liquid and market prices may fluctuate significantly if the volume of Shares trading declines. The Shares may command a lower price or trade with greater volatility or infrequency than would a comparable security with a greater public float. Such a decrease in liquidity may make it more difficult for holders of Shares that do not tender their shares in the Offers to sell their Shares.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFERS. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE COMPANY’S OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE COMPANY’S OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFERS. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFERS.
We intend that the Shares that we acquire pursuant to the Offers will be retired and will no longer be available for resale or other distribution by us.
Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;
•	any change in our present dividend rate or policy, or our indebtedness or capitalization;
•	any change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board of Directors);
•	any material change in our corporate structure or business;
•	any class of our equity securities becoming delisted from Nasdaq or ceasing to be authorized to be quoted on Nasdaq;
•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;
•	the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition or disposition by any person of our securities, other than as disclosed herein with respect to the Offers; or
•	any changes in our charter, bylaws or other governing instruments that could impede the acquisition of control of our Company.

Nothing in the Offers will preclude us from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law, and we reserve the right to do so. Although we may not have any current plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we consider from time to time, and may undertake or plan actions that relate to or could result in, one or more of these events. Stockholders tendering Shares in the Offers may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.
3.	Procedures for Tendering Shares.
Proper Tender of Shares. For Shares to be properly tendered pursuant to the Offers, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offers. Accordingly, beneficial owners wishing to participate in the Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offers.
In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.
Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.
Stockholders do not have to tender all or any minimum amount of the Shares that they own to participate in the Offers. If you own both Series A Shares and Series B Shares you may choose to tender both Series A Shares and Series B Shares or only Series A Shares or only Series B Shares. It is the tendering stockholder’s responsibility to determine the number of Series A Shares or Series B Shares, as applicable, to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Series B Shares and the advisability of making a tender. See Section 12 under “The Offers.”
Signature Guarantees and Method of Delivery. No signature guarantee is required if:
•
the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” in the Letter of Transmittal; or

•
Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad–15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.
Payment for Shares tendered and accepted for payment pursuant to the Offers will be made only after timely receipt by the Depositary of:
•	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•
one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.
The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries in connection with the Offers, including a Letter of Transmittal, must be made to the Depositary and not to us, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
“Odd Lot” Holders. Holders of fewer than 100 Series A Shares or Series B Share who tender all their Shares in the respective Offer must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to “odd lot” holders as set forth in Section 1 under “The Offers”.
Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offers at the Book-Entry Transfer Facility as soon as practicable after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.
Guaranteed Delivery. If you wish to tender Shares in the Offers and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:
•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and
•
the Depositary receives at the address listed on the back cover of this Offer to Purchase and by 5:00 p.m., New York City time, within one Nasdaq trading day following the Expiration Date, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email, or mail before the Expiration Date.
Return of Unpurchased Shares. If any tendered Shares are not purchased under the Offers or are properly withdrawn before the Expiration Date, or if less than all Shares represented by a stockholder’s certificate(s) are tendered, a direct registration statement will be issued for unpurchased Shares promptly after the expiration or termination of the Offers or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offers on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offers will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offers, or any defect or irregularity in any tender of Shares. None of our Company, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.
Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender securities for that person’s own account unless, at the time of tender and at the end of the proration period or period during which the securities are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of securities tendered in (a) the securities or (b) other securities convertible into or exchangeable or exercisable for the securities and, upon acceptance of the tender, will acquire the securities by conversion, exchange or exercise and (2) will deliver or cause to be delivered the securities in accordance with the terms of the tender offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.
A tender of Series A Shares or Series B Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Series A Offer or Series B Offer, as applicable, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the series of Shares tendered or equivalent securities at least equal to the Shares being tendered with respect to that series, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offers will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offers, which agreement will be governed by, and construed in accordance with, the laws of the State of Maryland.
A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offers.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.
Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact Computershare Trust Company, N.A., the transfer agent for the Shares, at the toll-free number (888) 796-2490 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. Any certificates delivered to us or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.
U.S. Federal Backup Withholding. Under the U.S. federal income tax laws, cash payable in the Offers may be subject to “backup withholding” at a rate of 24%, unless a stockholder that tenders Shares:
•
provides a correct taxpayer identification number (which, for a United States person (within the meaning of Section 7701(a)(30) of the Code) who is an individual stockholder, is the stockholder’s social security number) and certifies, under penalties of perjury, that he, she or it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules; or

•	is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.
Any amount withheld under these rules will be creditable against the stockholder’s U.S. federal income tax liability (if any) or refundable to the extent that it exceeds such liability if the stockholder provides the required information to the IRS. A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. Each United States person should provide the applicable withholding agent with his, her or its correct taxpayer identification number and certify that he, she or it is not subject to backup withholding by completing the IRS Form W-9 (or substitute W-9) included in the Letter of Transmittal. Stockholders that are not United States persons should complete and sign the appropriate IRS Form W-8, which may be obtained from the IRS website at www.irs.gov, in order to claim any available reduction or exemption from U.S. federal withholding (including backup withholding, income tax withholding and Foreign Account Tax Compliance Act withholding). See instructions to the Letter of Transmittal.
Stockholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
4.	Withdrawal Rights.
Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offers are irrevocable. Shares tendered pursuant to the Offers may be withdrawn at any time before the Expiration Date. If after 5:00 p.m., New York City time, on July 16, 2026, the date that is 40 business days after the commencement of the Offers, we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time thereafter.
For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number and series of Shares to be withdrawn; and the name of the registered holder of the Shares. A stockholder who has tendered both Series A Shares and Series B Shares may withdraw Shares of one series without withdrawing Shares of the other series. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3 under “The Offers,” the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. Neither we nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offers. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3 under “The Offers.”
If we extend the Offers, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offers for any reason, then, without prejudice to our rights under the Offers, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offers.
5.	Purchase of Shares and Payment of Purchase Price.
Upon the terms and subject to the conditions of the Offers, promptly following the Expiration Date, we will accept for payment and pay for (and thereby purchase) Shares properly tendered and not properly withdrawn. We intend to purchase Shares with an aggregate purchase price of the Maximum Aggregate Purchase Amount, subject to the purchase priority, any “odd lot” (holders of fewer than 100 Series A Shares or Series B Shares) priority and proration, as described in Section 1 of this Offer to Purchase. We may purchase up to an additional 2% of the outstanding Series A Shares or Series B Shares without extending the applicable Offer. In such case, we may purchase additional Series A Shares only or Series B Shares only, or may purchase both additional Series A Shares and Series B Shares accepted for payment.
For purposes of the Offers, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration of the Series B Shares and conditions of the Offers, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offers.
Upon the terms and subject to the conditions of the Offers, promptly after the Expiration Date, we will accept for payment and pay the Purchase Prices for the Shares accepted for payment in accordance with the terms of the Offers. In all cases, payment for Shares tendered and accepted for payment in accordance with the terms of the Offers will be made promptly, subject to possible delay due to proration of the Series B Shares, but only after timely receipt by the Depositary of:
•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;
•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and
•	any other documents required by the Letter of Transmittal.
We will pay for Shares purchased pursuant to the Offers by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration of the Series B Shares, the Depositary will determine the proration factor (after taking into account the priority given to holders of “odd lots” (holders of fewer than 100 Series B Shares)) and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including Series B Shares not purchased due to proration or any condition of the Series B Offer, will be returned, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offers at our expense.

Under no circumstances will interest be paid on the Purchase Prices for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offers. See Section 6 under “The Offers.”
We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offers; provided, however, that if payment of the Purchase Prices is to be made to, or (in the circumstances permitted by the Offers) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be the responsibility of the stockholder and evidence satisfactory to us that the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, may need to be submitted. See Instruction 6 of the Letter of Transmittal.
6.	Conditions of the Offers.
The Offers are not conditioned on the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offers, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offers or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offers, if at any time on or after the commencement of the Offers and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offers or with acceptance for payment or payment for the Shares in the Offers:
•
there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offers or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•
make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offers, the acquisition of some or all of the Shares pursuant to the Offers or otherwise relates in any manner to the Offers;

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offers;
•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offers; or
•
materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offers;

•	there has occurred any of the following:
•	any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter markets in the United States;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
•
the commencement or escalation of a war or armed hostilities directly involving the United States, which, in our reasonable judgment, is materially adverse to our Company or makes it inadvisable for us to proceed with the Offers;

•
any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offers, a material acceleration or worsening thereof; or
•
with respect to each Offer, the consummation of such Offer, and the purchase of the Shares pursuant to such Offer, would be reasonably likely to cause such Shares to be subject to delisting from Nasdaq or to be eligible for deregistration under the Exchange Act; or

•	we learn that:
•
any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offers to us.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (other than any action or omission to act by us), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. If a condition referred to above is triggered while the Offers are pending, we will promptly notify the holders of Shares. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. If we waive any of the conditions described above, we will disclose any material changes resulting therefrom and will, if required by applicable law, amend the Offers to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. See Section 13 under “The Offers.”
7.	Price of Series A Shares and Series B Shares; Dividends.
The Series A Shares are listed and traded on Nasdaq under the trading symbol “NHPAP.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Series A Shares on Nasdaq:

	High	Low
Fiscal Year Ended December 31, 2024:
First Quarter	$17.28	$15.06
Second Quarter	$16.58	$14.17
Third Quarter	$16.99	$14.05
Fourth Quarter	$17.25	$13.50
Fiscal Year Ended December 31, 2025:
First Quarter	$15.49	$13.68
Second Quarter	$15.14	$11.75
Third Quarter	$19.09	$14.70
Fourth Quarter	$19.55	$17.77
Fiscal Year Ending December 31, 2026:
First Quarter	$19.70	$18.34
Second Quarter (until May 15, 2026)	$21.87	$18.51

On May 15, 2026, the last full trading day before the commencement of the Offers, the last closing sale price of the Series A Shares on Nasdaq was $21.65 per Series A Share. Stockholders are urged to obtain current market quotations for the Series A Shares.
We regularly pay a quarterly dividend of $0.4609375 per Series A Share.

The Series B Shares are listed and traded on Nasdaq under the trading symbol “NHPBP.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Series B Shares on Nasdaq:

	High	Low
Fiscal Year Ended December 31, 2024:
First Quarter	$16.39	$14.64
Second Quarter	$16.14	$12.79
Third Quarter	$17.67	$13.69
Fourth Quarter	$16.33	$12.72
Fiscal Year Ended December 31, 2025:
First Quarter	$14.98	$13.52
Second Quarter	$14.75	$11.77
Third Quarter	$18.68	$14.22
Fourth Quarter	$18.80	$17.00
Fiscal Year Ending December 31, 2026:
First Quarter	$19.10	$17.94
Second Quarter (until May 15, 2026)	$21.75	$18.40

On May 15, 2026, the last full trading day before the commencement of the Offers, the last closing sale price of the Series B Shares on Nasdaq was $20.70 per Series B Share. Stockholders are urged to obtain current market quotations for the Series B Shares.
We regularly pay a quarterly dividend of $0.4453125 per Series B Share.
As of the date of this Offer to Purchase, all cumulative dividends on the Series A Shares and Series B Shares have been declared and paid or have been declared and set apart for payment in full for all past dividend periods. Accordingly, the restrictions on repurchase set forth in Section 5(d) of the respective Articles Supplementary do not prohibit us from conducting the Offers.
8.	Source and Amount of Funds.
Assuming the Offers are fully subscribed, the aggregate purchase price paid for the Shares will be approximately $100 million. We expect to fund the purchase of Shares in the Offers, including related fees and expenses, with available cash (which excludes restricted cash), which includes net proceeds from the public offering of our Class A common stock, which closed on April 23, 2026 (the “Class A Common Stock Public Offering”). As of March 31, 2026, we had $52.8 million of cash and cash equivalents, which does not include the net proceeds from the Class A Common Stock Public Offering. The Offers are not subject to any financing conditions.
If the Offers are not fully subscribed, we intend to use the balance of the Maximum Aggregate Purchase Amount for general corporate purposes, which may include potential future property acquisitions and the repayment of other indebtedness or additional share repurchases.
9.	Certain Information Concerning Us.
We are a self-managed real estate investment trust that focuses on senior housing and healthcare real estate assets strategically positioned to capitalize on favorable demographic trends associated with a growing elderly U.S. population. As of March 31, 2026, we owned 168 properties (including one land parcel), consisting of 37 senior housing communities, with 3,615 units, and 130 outpatient medical facilities, with approximately 3.7 million square feet of gross leasable area. Our properties are located in 29 states, providing geographic diversification and exposure to markets that we believe exhibit strong senior housing and healthcare demand fundamentals.
Our corporate office is located at 540 Madison Ave., 27th Floor, New York, NY 10022. Our telephone number is (332) 258-8770.
Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC a Schedule TO, which includes additional information relating to the Offers.

These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s site at https://www.sec.gov. In addition, copies of our Forms 10-K, 10-Q, 8-K and other filings we make with the SEC can be obtained free of charge from our investor relations website, which can be accessed under the “Investors” tab at https://nhpreit.com. These website addresses are not intended to function as hyperlinks, and the information contained on the SEC’s website and on our website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.
Incorporation by Reference. The following documents previously filed with the SEC are incorporated by reference into this Offer to Purchase, except for any documents or portions thereof deemed to be “furnished” and not filed in accordance with SEC rules:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed on February 20, 2026;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 filed on May 14, 2026;
•
our Current Reports on Form 8-K filed with SEC on January 12, 2026 (other than Item 7.01 thereof), April 13, 2026 (other than Items 2.02 and 7.01 thereof), April 27, 2026, May 1, 2026, May 8, 2026 (as amended by the Form 8-K/A filed on May 15, 2026), May 15, 2026 and May 18, 2026; and

•	our definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2026.
Unless stated otherwise, no information that has been “furnished” on a Current Report filed on Form 8-K is incorporated by reference herein. Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website on the Internet at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at 540 Madison Ave., 27th Floor, New York, NY 10022. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at https://nhpreit.com/about. Information on our website does not form part of the Offers and is not incorporated by reference in this Offer to Purchase.
10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.
The following table lists the names of our directors and executive officers. The business address of our Company and each of the persons listed in the tables below is 540 Madison Ave., 27th Floor, New York, NY 10022.

Directors and Executive Officers of our Company
Name	Position
Michael Anderson	Director, Chief Executive Officer and President
B.J. Penn	Independent Director
Leslie D. Michelson	Non-Executive Chair
Elizabeth K. Tuppeny	Independent Director
Edward M. Weil, Jr.	Director
Scott W. Humphrey	Independent Director
Andrew T. Babin	Chief Financial Officer and Treasurer

None of our Company, any of our majority owned subsidiaries or associates, and any of our executive officers or directors have any beneficial interest in any outstanding Shares. To our knowledge, we do not expect to acquire any Shares from any of our executive officers, directors or affiliates pursuant to the Offers.
On May 2, 2025, our Board of Directors authorized the SRP, which permits us to repurchase from time to time of up to an aggregate amount of $50 million of the Series A Shares and Series B Shares. In the 60 days preceding the date of this Offer to Purchase, no Series A Share or Series B Share was repurchased under the SRP.
None of our Company, any of our majority owned subsidiaries or associates, any of our executive officers or directors, and to our knowledge, any director or executive officer of any of our subsidiaries, have engaged in any transaction in the Shares during the 60 days preceding the date of this Offer to Purchase.

Except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offers or with respect to any of our Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.
11.	Certain Legal Matters; Regulatory Approvals.
We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offers or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offers. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offers pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 6 under “The Offers” have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offers pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 6 under “The Offers.”
12.	Certain U.S. Federal Income Tax Consequences.
The following summary is a general discussion of certain U.S. federal income tax consequences related to the tender of Shares pursuant to the Offers. This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with, retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below. This summary also does not address any other U.S. federal tax considerations (such as estate or gift taxes) or any state, local or non-U.S. tax consequences, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. stockholders. Furthermore, this summary assumes that the Company is and will remain a REIT for U.S. federal income tax purposes for its taxable year which includes the exchange of Shares pursuant to the Offers.
This summary of certain U.S. federal income tax consequences applies to you only if you hold Shares as a “capital asset” (generally, property held for investment). Special rules not discussed here may apply to you in light of your particular circumstances including if you are (i) a broker-dealer or a dealer in securities or currencies, (ii) an S corporation, (iii) a partnership or other pass-through entity, (iv) a bank, thrift or other financial institution, (v) a regulated investment company or a REIT, (vi) an insurance company, (vii) a tax-exempt organization, (viii) subject to the alternative minimum tax provisions of the Code, (ix) holding Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction, (x) holding Series A Shares through a partnership or other pass-through entity, (xi) subject to special tax accounting rules as a result of any item of gross income with respect to Series A Shares being taken into account in an applicable financial statement, (xii) a trader in securities that elects to mark-to-market, (xiii) a non-U.S. government or international organization, (xiv) a non-U.S. stockholder that is a passive foreign investment company or a controlled foreign corporation, (xv) a U.S. expatriate, or (xvi) a U.S. stockholder whose “functional currency” is not the U.S. dollar.
This summary is for general information purposes only and is not tax advice.
For purposes of this summary, a “U.S. stockholder” is a beneficial owner of Shares that for U.S. federal income tax purposes is:
•	an individual who is a citizen or resident of the United States;
•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if either a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a United States person.

If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, holds Shares, the U.S. federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of tendering Shares held by the partnership.
A “Non-U.S. stockholder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. stockholder.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OFFERS AND TENDERING OF SHARES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
U.S. Federal Income Taxation of U.S. Stockholders
Generally. A purchase of Shares by us pursuant to the Offers will constitute a “redemption” under the Code and will be a taxable transaction for U.S. federal income tax purposes. If the redemption qualifies as a sale of Shares by a U.S. stockholder under Section 302 of the Code, the U.S. stockholder will recognize gain or loss as discussed below. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the U.S. stockholder will be treated as having received a distribution from us as discussed below.
As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the U.S. stockholder’s Shares (including any Shares constructively owned by the U.S. stockholder) that are purchased in the Offers and any Shares acquired or disposed of in a transaction that, for U.S. federal income tax purposes, is integrated with the Offers.
Sale Treatment. Under Section 302 of the Code, a redemption of Shares pursuant to the Offers will be treated as a sale of such Shares for U.S. federal income tax purposes if such redemption: (i) results in a “complete redemption” of all the U.S. stockholder’s stock in us, or (ii) is “not essentially equivalent to a dividend” with respect to the U.S. stockholder. In determining whether either of these tests under Section 302 of the Code is satisfied, a U.S. stockholder must take into account not only Shares that the U.S. stockholder actually owns, but also any shares of our capital stock that the U.S. stockholder is treated as owning pursuant to certain constructive ownership and ownership attribution rules in the Code. Because the determination as to whether any of the alternative tests of Section 302 of the Code will be satisfied with respect to a U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders should consult their tax advisors to determine such tax treatment.
A redemption of Shares from a U.S. stockholder pursuant to either of the Offers will result in a “complete redemption” if, after the redemption, either (i) the U.S. stockholder no longer owns any of the Company’s outstanding shares of capital stock (common or preferred), either actually or constructively, or (ii) the U.S. stockholder no longer actually owns any of the Company’s outstanding shares of capital stock (common or preferred) and, with respect to any shares constructively owned, is eligible to waive, and effectively waives (pursuant to Section 302(c)(2) of the Code), such constructive ownership. Any U.S. stockholder desiring to waive such constructive ownership should consult a tax advisor about the applicability of Section 302(c)(2) of the Code.
A redemption of Shares from a U.S. stockholder pursuant to either of the Offers will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” in the U.S. stockholder’s proportionate interest in us. Whether a U.S. stockholder’s redemption of Shares pursuant to the Offers will result in a “meaningful reduction” of such U.S. stockholder’s proportionate interest will depend on such U.S. stockholder’s particular facts and circumstances, as well as the relative percentages of Shares tendered by such U.S. stockholder and each of the other holders of Shares. The IRS has indicated in a published revenue ruling that if a stockholder (actually or constructively) owns no stock other than nonvoting, nonconvertible, preferred stock (such as the Shares), a redemption of any amount of such preferred stock should qualify for sale treatment. The same conclusion may apply where any other shares held by the tendering stockholder possess a relatively small amount of voting power (i.e., where the tendering stockholder has no legal or practical ability to affect the corporation’s decision making), but the answer is unclear (given the absence of any definitive authority on the issue). U.S. stockholders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.
U.S. stockholders should be aware that an acquisition or disposition of Shares as part of a plan that includes the U.S. stockholder’s tender of Shares pursuant to the Offers should be taken into account in determining whether any of the foregoing tests is satisfied. U.S. stockholders are urged to consult their own advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated. U.S. stockholders should also be aware that their ability to satisfy any of the foregoing tests may be affected by proration of the Shares pursuant to the Offers. Therefore, a U.S. stockholder can be given no assurance that we will purchase a sufficient number of such Shares to permit the U.S. stockholder to satisfy any of the foregoing tests.
If either of the foregoing tests is satisfied, the U.S. stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offers and the U.S. stockholder’s adjusted tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares that were acquired in a single transaction). In connection with the purchase of Shares pursuant to this Offers, U.S. stockholders may identify by lot the Shares that are purchased, but U.S. stockholders who do not identify specific lots in a timely manner will be deemed to have tendered their Shares on a “first in/first out” basis. U.S. stockholders should consult their tax advisors regarding the consequences of the “cost basis” information reporting rules. Capital gain or loss generally will be long-term capital gain or loss if, at the time we accept the Shares for payment, the U.S. stockholder held the Shares for more than one year. Long-term capital gains of individuals, estates and trusts generally are subject to a maximum U.S. federal income tax rate of 20% under current law. Short-term capital gains of individuals, estates, and trusts generally are subject to a maximum U.S. federal income tax rate of 37% under current law. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a U.S. federal capital gain tax rate of 25% (which is generally higher than the long-term federal capital gain tax rates for non-corporate stockholders) to a portion of a capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Capital gains of corporations generally are taxed at the U.S. federal income tax rates applicable to corporate ordinary income, whether or not classified as long-term capital gains. The deductibility of capital losses is subject to limitations. In addition, any loss recognized upon a tender of Shares in the Offers by a U.S. stockholder that has held such Shares for six months or less, after applying holding period rules, generally will be treated as a long-term capital loss to the extent of distributions received, or deemed to be received, from us that were required to be treated by the U.S. stockholder as long-term capital gain.
Dividend Treatment. If neither of the foregoing tests under Section 302 of the Code is satisfied, the U.S. stockholder generally will be treated as having received a distribution in an amount equal to the amount of cash received by the U.S. stockholder pursuant to the Offers. That distribution will be treated as ordinary dividend income to the extent our current or accumulated earnings and profits are allocated to the distribution, unless we designate the dividend as a capital gains dividend. To the extent the dividend is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-deferred return of capital, reducing the tax basis in the U.S. stockholder’s Shares, and to the extent it exceeds the U.S. stockholder’s tax basis, will be treated as gain realized from the sale of the U.S. stockholder’s Shares (as discussed above under “Sale Treatment”). Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, our ordinary dividends generally will not qualify for the 20% tax rate on “qualified dividend income” received by taxpayers taxed as individuals. Our ordinary dividends, with limited exceptions, paid to non-corporate taxpayers are taxed at the higher U.S. federal income tax rate applicable to ordinary income, which is a maximum rate of 37%, provided, however, that such taxpayers may be able to deduct 20% of our ordinary dividends, thus reducing the maximum effective U.S. federal income tax rate on such dividends.
If a repurchase of our Shares pursuant to the Offers is treated as a distribution, a U.S. stockholder’s adjusted tax basis in the repurchased Shares generally will be transferred to the U.S. stockholder’s remaining Shares, if any. If a U.S. stockholder owns no other Shares, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely. U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them in the event the repurchase is treated as a distribution with respect to their Shares.
Constructive Distributions. Provided that no tendering U.S. stockholder is treated as receiving a dividend as a result of the Offers, U.S. stockholders whose percentage ownership of our Company increases as a result of the Offers should not be treated as realizing taxable constructive distributions by virtue of that increase. If any tendering U.S. stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of our Company increases as a result of the Offers, including U.S. stockholders who do not tender any Shares pursuant to the Offers, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of our Company as a result of the Offers. A constructive distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to it. This dividend treatment will not apply if the purchase of Shares pursuant to the Offers is treated as an “isolated redemption” within the meaning of the Treasury Regulations.
Backup Withholding and Information Reporting. Information returns will generally be filed with the IRS in connection with the gross proceeds payable to a U.S. stockholder pursuant to the Offers. We will rely on information previously provided by a U.S. stockholder in order to determine whether backup withholding is required. If we have not received this information from a U.S. stockholder, then unless an exemption exists and is proven in a manner satisfactory to the Depositary, such holder will be subject to backup withholding on these payments. If a U.S. stockholder has not previously provided this information or wishes to change previously provided information, it must submit to the Depositary a completed IRS Form W-9, which can be obtained from the Depositary or from www.irs.gov. Certain U.S. stockholders (including all corporations) are not subject to these backup withholding and reporting requirements. The amount of any backup withholding from a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided the required information is timely provided to the IRS.
U.S. Federal Income Taxation of Non-U.S. Stockholders
Generally. The U.S. federal income tax consequences of our purchase of Shares from a Non-U.S. stockholder pursuant to the Offers will depend on whether the redemption qualifies as a sale of the Shares for U.S. federal income tax purposes under Section 302 of the Code, determined in the same manner as described above for U.S. stockholders. If such a redemption qualifies as a sale of Shares under Section 302 of the Code, the U.S. federal income tax consequences to the Non-U.S. stockholder will be as described below under the “Sale Treatment” section. For withholding purposes, we may elect to treat any proceeds received by a Non-U.S. Stockholder pursuant to the Offers as a dividend for U.S. federal income tax purposes, in which case we will withhold accordingly.
Sale Treatment. If our purchase of a Non-U.S. stockholder’s Shares pursuant to the Offers is treated as a sale for U.S. federal income tax purposes, any gain realized by such Non-U.S. stockholder on the sale of the Shares generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the Non-U.S. stockholder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. stockholder in the United States;

•	the Non-U.S. stockholder is a nonresident alien present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met; or
•
the gain is taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), by reason of the Non-U.S. stockholder’s Shares constituting a U.S. real property interest (a “USRPI”) within the meaning FIRPTA. Shares sold by a Non-U.S. stockholder would not be considered a USRPI if (1) the Shares are considered regularly traded under applicable Treasury regulations on an established securities market, such as Nasdaq or the New York Stock Exchange and (2) the selling Non-U.S. stockholder owned, actually or constructively, 10% or less in value of the outstanding Shares throughout the five-year period ending on the date of the sale or exchange. The determination of whether Shares are considered a USRPI is made separately for the Series A Share and the Series B Shares. We expect that, as a result of our Shares being currently listed and traded on Nasdaq and continuing to be listed and traded on Nasdaq following completion of this Offer, our Shares will be treated as regularly traded on an established securities market in the United States, but no assurance can be given in this regard.

A non-corporate Non-U.S. stockholder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale at the same graduated U.S. federal income tax rates applicable to “United States persons” (within the meaning of Section 7701(a)(30) of the Code). If a Non-U.S. stockholder that is a non-U.S. corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments.

An individual Non-U.S. stockholder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.
In addition, as to the third bullet point immediately above, the Shares will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” We will be a domestically controlled qualified investment entity if, at all times during a testing period (which is generally the 5-year period ending on the date of disposition), we qualify as a REIT and less than 50% of our stock is held directly or indirectly by foreign persons. We believe, but cannot guarantee, that we are a domestically controlled qualified investment entity.
If gain recognized in the redemption of Shares were taxed under FIRPTA, a Non-U.S. stockholder generally would be subject to tax on that gain in the same manner as a U.S. stockholder. The Non-U.S. stockholder also generally would be required to file a U.S. federal income tax return. In addition, the applicable withholding agent will be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption.
ALL NON-U.S. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE FIRPTA RULES, AND ANY RELATED U.S. TAX FILING OBLIGATIONS, WITH RESPECT TO THE SALE OF SHARES PURSUANT TO THE OFFERS.
Dividend Treatment. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the Non-U.S. stockholder will be treated as having received a distribution in an amount equal to the amount of cash received by the Non-U.S. stockholder pursuant to the Offers.
As described above for U.S. stockholders, distributions of cash or property to Non-U.S. stockholders in respect of the Shares received in the Offers will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. stockholder’s adjusted tax basis in the Shares. Any remaining excess will be treated as capital gain and will be treated as described above in the “Sale Treatment” section.
Dividends paid to a Non-U.S. stockholder generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. stockholder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. stockholder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. stockholder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. stockholder were a “United States person” (within the meaning of Section 7701(a)(30) of the Code). Any such effectively connected dividends received by a non-U.S. corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. stockholder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed above, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such stockholder is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and is eligible for treaty benefits or (b) if the Shares are held through certain non-U.S. intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. stockholders that are pass-through entities rather than corporations or individuals.
A Non-U.S. stockholder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. stockholders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.
Constructive Dividends. To the extent a Non-U.S. stockholder is deemed to receive a constructive dividend with respect to an increase in its percentage ownership of our Company as a result of the Offers (as discussed above for U.S. stockholders in the “Constructive Distribution” section), such constructive dividend should generally be treated as a described above in the “Dividend Treatment” section.

FATCA. Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold Shares as beneficial owners or intermediaries, unless specified requirements are met. Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to Non-U.S. stockholders in the Offers as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. stockholders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offers.
13.	Extension of the Offers; Termination; Amendment.
We expressly reserve the right to extend the period of time either or both of the Offers are open and delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the terms of the Offers and to the rights of a tendering stockholder to withdraw such stockholder’s Shares.
We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the either or both of the Offers upon the occurrence of any of the conditions specified in Section 6 under “The Offers” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of either or both of the Offers.
Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 under “The Offers” have occurred or are deemed by us to have occurred, to amend either or both of the Offers in any respect, including, without limitation, by changing the per Share purchase price or by increasing or decreasing the aggregate purchase price paid for Shares in the Offers. Amendments to either of the Offers may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to either of the Offers will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.
If we materially change the terms of the Offers or the information concerning the Offers, or if we waive a material condition of the Offers, or, in each case, make such a change or provide such a waiver with respect to either Offer, we will extend the Offers, or the applicable Offer, to the extent required by Exchange Act Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1). These rules and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:
•
we increase or decrease the price to be paid for the Shares or increase or decrease the aggregate purchase price paid for Shares in the Offers (and thereby increase or decrease the number of Shares purchasable in the Offers), and, in the event of an increase in the aggregate amount of Shares accepted for payment in either of the Offers by more than 2% of the outstanding Series A Shares and/or Series B Shares; and

•
the Offers are scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13, then the Offers, or the Offer affected by such increase or decrease in price per Share or aggregate purchase price, as applicable, must remain open for at least ten business days following the date of such notice of the increase or decrease is first published, sent or given in the manner specified in Section 9 of “The Offers”. For purposes of the Offers, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
If we increase the aggregate purchase price for Shares accepted for payment in the Offers such that the additional amount of Series A Shares or Series B Shares accepted for payment in the applicable Offer does not exceed 2% of the outstanding Series A Shares or Series B Shares, respectively, this will not be deemed a material change to the terms of such Offers and we will not be required to extend the Offer. See Section 1 under “The Offers.”
14.	Fees and Expenses.
We have retained Georgeson LLC to act as Information Agent and Computershare Inc. to act as Depositary in connection with the Offers. The Information Agent may contact holders of Shares by mail, telephone, and email and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offers to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offers.
We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offers. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offers. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 under “The Offers” and Instruction 6 in the Letter of Transmittal.
15.	Miscellaneous.
We are not aware of any jurisdiction where the making of the Offers is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offers or the acceptance of Shares pursuant to the Offers is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offers will not be made to the holders of Shares residing in that jurisdiction. In making the Offers, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act.
Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Schedule TO, which contains additional information relating to the Offers. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 9 under “The Offers” with respect to information concerning our company.
You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offers other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board of Directors, our officers, the Depositary or the Information Agent.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFERS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFERS. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERS OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NATIONAL HEALTHCARE PROPERTIES, INC., THE DEPOSITARY OR THE INFORMATION AGENT.
National Healthcare Properties, Inc.
May 18, 2026
The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary. Stockholders should deliver the Letter of Transmittal and any other required documents by mail or overnight courier.

The Depositary for the Offers is: Computershare Inc.
By Mail:	By Overnight Courier:

Computershare c/o Voluntary Corporate Actions (COY: HTIA) PO Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions (COY: HTIA) 150 Royall Street, Suite V Canton, MA 02021

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.
The Information Agent for the Offers is:

51 West 52nd Street, 6th Floor
New York, NY 10019

Stockholders, Banks and Brokers
Call Toll Free: (866) 831-9374